Exhibit 99.3

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
MAY 13, 2010

INVESTOR CONTACTS:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRIVATE PLACEMENT
OF $500 MILLION OF 5.75% CUMULATIVE NON-VOTING
CONVERTIBLE PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, MAY 13, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has privately placed with qualified institutional buyers in North America an additional 500,000 shares of Chesapeake 5.75% cumulative non-voting convertible preferred stock (Series A).  The preferred stock, which has a liquidation preference of $1,000 per share, was sold for $1,005.00 per share.  The closing of the placement is scheduled for May 17, 2010 and is subject to customary conditions.  The preferred stock issued in this private placement is the same series as the Series A preferred stock offered in the private placement that was announced yesterday, May 12, 2010, but is not the same series as the 5.75% cumulative non-voting convertible preferred stock that is the subject of the purchase agreements and option to purchase with investors in Asia announced on May 10, 2010.  That option was amended to: (i) cover a total of 900,000 shares of our 5.75% cumulative non-voting convertible preferred stock (an increase of 400,000 shares); (ii) provide for the conversion price of the additional 400,000 shares to be determined based on prevailing market prices at the time the option is exercised but not less than $27.00 per share; and (iii) extend the expiration date of the option to June 16, 2010.  Chesapeake will use the net proceeds from each of the placements to repay senior indebtedness.

The annual dividend on each share of preferred stock is $57.50 and is payable quarterly when, as and if declared by the company, in cash, in arrears on each February 15, May 15, August 15 and November 15, commencing August 15, 2010.  The preferred stock is not redeemable.  Each share of preferred stock will be convertible at any time at the option of the holder into approximately 35.7961 shares of Chesapeake common stock, which is based on an initial conversion price of $27.94 per common share.  The conversion price is subject to customary adjustments in certain circumstances.  The preferred stock will be subject to mandatory conversion on or after May 17, 2015 into Chesapeake common stock, at the option of the company, if the closing price of Chesapeake's common stock exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period.

The preferred stock being sold by Chesapeake and the underlying common stock issuable upon conversion will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the preferred stock, the underlying common stock, or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the preferred stock, the underlying common stock or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the anticipated closing and the expected use of proceeds.  Forward-looking statements give our current expectations of future events.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.

Chesapeake Energy Corporation is one of the largest producers of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional oil plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com.